EXHIBIT 8

LIST OF SUBSIDIARIES

The following table lists the significant subsidiaries (direct or indirect) of Scailex Corporation Ltd. (“Scailex”) and their respective jurisdiction of incorporation, as of the date of Scailex’s Annual Report on Form 20-F filed herewith:

LEGAL AND BUSINESS NAME*	JURISDICTION
Scailex Vision (Tel Aviv) Ltd.	Israel
Jemtex InkJet Printing Ltd.	Israel